Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930- 9400

COMPANY CONTACTS	[NYSE: SFI]

David M. DiStaso	Jason Fooks
Chief Financial Officer	Investor Relations

iStar Financial Announces Fourth Quarter and Fiscal Year 2011 Results

•                  Net income (loss) allocable to common shareholders for the fourth quarter and fiscal year 2011 was ($35) million and ($62) million, respectively, or ($0.43) and ($0.70) per diluted common share, respectively.

•                  Company recorded $24 million and $69 million of loan loss provisions and impairments for the fourth quarter and fiscal year 2011, respectively, versus $58 million and $354 million for the fourth quarter and fiscal year 2010, respectively.

•                  Company launches syndication of up to $900 million in new senior secured credit facilities to refinance 2012 unsecured debt maturities.

NEW YORK— February 28, 2012— iStar Financial Inc. (NYSE: SFI) today reported results for the fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter 2011 Results

iStar reported net income (loss) allocable to common shareholders for the fourth quarter of ($35.2) million, or ($0.43) per diluted common share, compared to ($67.1) million, or ($0.73) per diluted common share, for the fourth quarter 2010. The year-over-year improvement is primarily due to lower provision for loan losses of $16.0 million versus $54.2 million for the same period last year, as well as increased earnings from equity method investments as a result of the sale of the Company’s interest in Oak Hill Advisors. This was partially offset by lower revenues from a smaller overall asset base and increased interest expense.

Adjusted EBITDA for the quarter was $100.3 million, compared to $103.4 million for the same period last year. The year-over-year results included lower revenue from a smaller asset base, offset by increased earnings from equity method investments as discussed above, and lower general and administrative costs. Please see the financial tables that follow the text of this press release for details regarding the Company’s calculation of Adjusted EBITDA.

During the fourth quarter, the Company generated $243.7 million of proceeds from its portfolio, comprised of $138.4 million in principal repayments, $39.3 million from sales of other real estate owned (OREO) assets, primarily comprised of unit sales, $36.7 million from sales of net lease assets, $11.2 million from loan sales and $18.1 million from other investments. Additionally, the Company funded a total of $80.4 million of investments.

As previously announced, during the fourth quarter the Company also sold substantially all of its interests in Oak Hill Advisors, while retaining certain limited partnership interests in various Oak Hill Funds. The Company recorded a $30.3 million gain in the fourth quarter associated with the transaction.

Fiscal Year 2011 Results

Net income (loss) allocable to common shareholders for the year ended December 31, 2011, was ($62.4) million, or ($0.70) per diluted common share. This compares to net income of $36.3 million or $0.39 per diluted common share for the year ended December 31, 2010. Results for the prior year included $270.4 million of gains primarily associated with the sale of a large net lease asset portfolio, as compared to $25.1 million of such gains in the current year. In addition, the year-over-year decrease is due to lower revenues from a smaller overall asset base, partially offset by lower provision for loan losses of $46.4 million versus $331.5 million in the prior year.

Adjusted EBITDA for the year was $376.5 million, compared to $768.8 million for the year ended December 31, 2010. The year-over-year decrease is primarily due to lower gains from discontinued operations of $25.1 million versus $270.4 million in the prior year, and lower revenues from a smaller overall asset base, partially offset by increased earnings from equity method investments.

For the year, the Company generated $1.74 billion of proceeds from its portfolio, comprised of $1.21 billion in loan principal repayments and $534.6 million from asset sales. Additionally, the Company funded a total of $216.3 million of investments.

Capital Markets

During the quarter, the Company repurchased $37.6 million of its senior unsecured notes. In addition, the Company repaid $109.8 million on the 2011 A-1 Tranche of its secured credit facility. The cumulative amount repaid on the 2011 A-1 Tranche is $538.4 million, exceeding the minimum cumulative amortization of $200.0 million required by December 31, 2011. Based on the total amount repaid, the Company has also exceeded the minimum cumulative amortization of $450.0 million required to be paid before June 30, 2012. The Company’s weighted average effective cost of debt for the fourth quarter was 5.8% .

The Company’s net leverage was 2.7x at December 31, 2011, a decrease from 2.8x from the prior quarter. After adding back specific reserves, the Company’s gross leverage was 2.1x at the end of the quarter. Please see the financial tables that follow the text of this press release for calculations of the Company’s leverage.

The Company has launched the syndication of up to $900.0 million in new senior secured credit facilities, with Barclays Capital acting as lead arranger. The proposed new facilities would be comprised of a 2012 A-1 tranche due March 2016 and 2012 A-2 tranche due March 2017. The two tranches are expected to have differing interest rates. Amortization payments will be applied first to the 2012 A-1 tranche and then to the 2012 A-2 tranche. The proceeds from the new credit facilities will be used to refinance the Company’s 2012 unsecured debt maturities. Outstanding borrowings under the facilities will be collateralized by a $1.125 billion pool of diversified collateral of loans, net lease assets and other real estate assets, including assets net leased to Hilton Hotels and Preferred Freezer. See the Company’s website, www.istarfinancial.com, under “Selected Transactions” in the “Return on Ideas” section, for more information on these two assets.

“This new financing will allow us to better align our asset and liability profile, positioning iStar on stronger footing and creating positive momentum for the coming year,” said Jay Sugarman, iStar’s chairman and chief executive officer.

The Company is in the process of syndicating the new facilities and there can be no assurance that it will be successful in its efforts to complete the syndication.

Portfolio Overview

At December 31, 2011, the Company’s total portfolio had a carrying value of $7.0 billion, gross of general loan loss reserves. The portfolio was comprised of $2.93 billion of loans and other lending investments, $1.70 billion of net lease assets, $1.91 billion of owned real estate and $457.8 million of other investments.

At December 31, 2011, the Company’s $2.16 billion of performing loans and other lending investments had a weighted average last dollar loan-to-value ratio of 77.0% and a weighted average maturity of 3.2 years. The performing loans consisted of 51.3% floating rate loans that generated a weighted average effective yield for the quarter of 5.8%, or approximately 555 basis points over the average one-month LIBOR rate for the quarter, and 48.7% fixed rate loans that generated a weighted average effective yield for the quarter of 8.1%. The weighted average risk rating of the Company’s performing loans was 3.29, an improvement from 3.35 in the prior quarter. Included in the performing loan balance were $136.0 million of watch list assets, an increase from $41.8 million in the prior quarter.

At December 31, 2011, the Company’s non-performing loans (NPLs) had a carrying value of $771.2 million, net of $557.1 million of specific reserves. This compares to $1.02 billion, net of $613.2 million of specific reserves, at the end of the prior quarter, and $1.35 billion, net of $667.8 million of specific reserves, at December 31, 2010.

For the fourth quarter, the Company recorded $16.0 million in loan loss provision versus $9.2 million in the prior quarter. At December 31, 2011, loan loss reserves totaled $646.6 million or 18.5% of total gross carrying value of loans. This compares to loan loss reserves of $710.1 million or 17.9% of total gross carrying value of loans at September 30, 2011.

At the end of the quarter, the Company’s $1.70 billion of net lease assets, net of $346.3 million of accumulated depreciation, were 92.0% leased with a weighted average remaining lease term of 12.3 years. The weighted average risk rating of the Company’s net lease assets was 2.67, versus 2.70 in the prior quarter. For the quarter, the Company’s occupied net lease assets generated a weighted average effective yield of 9.8% and the total net lease assets generated a weighted average effective yield of 8.4% .

At the end of the quarter, the Company’s $1.91 billion owned real estate portfolio was comprised of $677.5 million of OREO and $1.23 billion of real estate held for investment (REHI). The Company’s OREO assets are considered held for sale based on management’s current intention to market and sell the assets in the near term, while management’s current intent and strategy is to hold, operate or develop its REHI assets over a longer term.

During the quarter, the Company took title to properties with a carrying value of $310.0 million. The Company also recorded $8.2 million of impairments within its OREO portfolio. For the quarter, the Company recorded $13.0 million of revenue, offset by $21.7 million of expenses and funded $17.1 million of capital expenditures associated with its owned real estate portfolio. In addition, the Company recorded $5.7 million of income from sales of residential property units within the OREO portfolio during the quarter.

[Financial Tables to Follow]

*         *         *

iStar Financial Inc. (NYSE: SFI) is a fully-integrated finance and investment company focused on the commercial real estate industry. The Company provides custom-tailored investment capital to high-end private and corporate owners of real estate and invests directly across a range of real estate sectors. The Company, which is taxed as a real estate investment trust (“REIT”), has invested more than $35 billion over the past two decades. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, February 28, 2012. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include the Company’s ability to complete the new $900 million senior secured credit facilities, the Company’s ability to generate liquidity and to repay indebtedness as it comes due, additional loan loss provisions, the amount and timing of asset sales (including OREO assets), increases in NPLs, repayment levels, the Company’s ability to reduce its indebtedness, the Company’s ability to maintain compliance with its debt covenants, economic conditions, the availability of liquidity for commercial real estate transactions and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
REVENUES

Interest income	$40,066	$76,799	$226,871	$364,094
Operating lease income	41,948	41,160	165,040	164,681
Other income	14,466	18,076	40,878	40,943
Total revenues	$96,480	$136,035	$432,789	$569,718

COSTS AND EXPENSES

Interest expense	$87,486	$68,709	$344,788	$314,868
Operating costs - net lease assets	4,757	3,467	18,439	14,566
Operating costs - REHI and OREO	21,700	19,528	77,282	64,694
Depreciation and amortization	16,583	15,365	62,619	61,663
General and administrative (1)	27,962	32,957	105,039	109,526
Provision for loan losses	15,950	54,245	46,412	331,487
Impairment of assets	8,203	3,479	22,368	16,319
Other expense	3,916	2,735	11,070	16,055
Total costs and expenses	$186,557	$200,485	$688,017	$929,178

Income (loss) before earnings from equity method investments and other items	$(90,077)	$(64,450)	$(255,228)	$(359,460)
Gain (loss) on early extinguishment of debt, net	(882)	(9,381)	101,466	108,923
Earnings from equity method investments	40,210	20,205	95,091	51,908
Income (loss) from continuing operations before income taxes	$(50,749)	$(53,626)	$(58,671)	$(198,629)
Income tax (expense) benefit	14,450	(4,465)	4,719	(7,023)
Income (loss) from continuing operations	$(36,299)	$(58,091)	$(53,952)	$(205,652)
Income (loss) from discontinued operations	(1,249)	(774)	(2,572)	15,476
Gain from discontinued operations	2,912	—	25,110	270,382
Income from sales of residential property	5,721	—	5,721	—
Net income (loss)	$(28,915)	$(58,865)	$(25,693)	$80,206
Net (income) loss attributable to noncontrolling interests	3,071	334	3,629	(523)
Net income (loss) attributable to iStar Financial Inc.	$(25,844)	$(58,531)	$(22,064)	$79,683
Preferred dividends	(10,580)	(10,580)	(42,320)	(42,320)
Net (income) loss allocable to HPUs and Participating Security holders (2)	1,222	2,061	1,997	(1,084)
Net income (loss) allocable to common shareholders	$(35,202)	$(67,050)	$(62,387)	$36,279

(1) For the three months ended December 31, 2011 and 2010, includes $14,080 and $5,758 of stock-based compensation expense, respectively. For the twelve months ended December 31, 2011 and 2010, includes $29,702 and $19,355 of stock-based compensation expense, respectively.

(2) HPU Holders are current and former Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program. Participating Security holders are Company employees and directors who hold unvested restricted stock units and common stock equivalents under the Company’s LTIP that are currently eligible to receive dividends.

iStar Financial Inc.

Earnings Per Share Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
EPS INFORMATION FOR COMMON SHARES

Income (loss) attributable to iStar Financial Inc. from continuing operations (1)
Basic and diluted	$(0.45)	$(0.72)	$(0.94)	$(2.58)
Net income (loss) attributable to iStar Financial Inc.
Basic and diluted	$(0.43)	$(0.73)	$(0.70)	$0.39
Weighted average shares outstanding
Basic and diluted	81,769	92,319	88,688	93,244

Common shares outstanding at end of period	81,920	92,336	81,920	92,336

EPS INFORMATION FOR HPU SHARES

Income (loss) attributable to iStar Financial Inc. from continuing operations (1)
Basic and diluted	$(85.20)	$(135.87)	$(179.73)	$(490.67)
Net income (loss) attributable to iStar Financial Inc.
Basic and diluted	$(81.47)	$(137.40)	$(133.13)	$72.27
Weighted average shares outstanding
Basic and diluted	15	15	15	15

(1) Adjusted for preferred dividends, net (income) loss from noncontrolling interests and income from sales of residential property.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

(unaudited)

	As of	As of
	December 31, 2011	December 31, 2010
ASSETS

Loans and other lending investments, net	$2,860,762	$4,587,352
Net lease assets, net	1,702,764	1,784,509
Real estate held for investment, net	1,228,134	833,060
Other real estate owned	677,458	746,081
Other investments	457,835	532,358
Cash and cash equivalents	356,826	504,865
Restricted cash	32,630	13,784
Accrued interest and operating lease income receivable, net	16,878	24,408
Deferred operating lease income receivable	72,074	62,569
Deferred expenses and other assets, net	112,476	85,528
Total assets	$7,517,837	$9,174,514

LIABILITIES AND EQUITY

Accounts payable, accrued expenses and other liabilities	$106,693	$134,422

Debt obligations, net:
Unsecured senior notes	2,805,817	3,265,845
Secured credit facilities	2,393,240	—
Secured term loans	296,643	1,861,314
Unsecured credit facilities	243,650	745,224
Other debt obligations	98,190	98,150
Secured notes	—	421,837
Secured revolving credit facilities	—	953,063
Total debt obligations, net	5,837,540	7,345,433

Total liabilities	$5,944,233	$7,479,855

Total iStar Financial Inc. shareholders’ equity	1,528,356	1,648,135
Noncontrolling interests	45,248	46,524
Total equity	$1,573,604	$1,694,659

Total liabilities and equity	$7,517,837	$9,174,514

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
ADJUSTED EBITDA (1)

Reconciliation of Net Income to Adjusted EBITDA
Net income (loss)	$(28,915)	$(58,865)	$(25,693)	$80,206
Add: Interest expense	87,731	69,170	345,914	346,500
Add: Income tax expense (benefit)	(14,450)	4,465	(4,719)	7,023
Add: Depreciation and amortization	16,786	15,734	63,928	70,786
Add: Provision for loan losses	15,950	54,245	46,412	331,487
Add: Impairment of assets	8,203	3,479	22,386	22,381
Add: Stock-based compensation expense	14,080	5,758	29,702	19,355
Less: (Gain) loss on early extinguishment of debt, net	882	9,381	(101,466)	(108,923)
Adjusted EBITDA	$100,267	$103,367	$376,464	$768,815

	Three Months Ended
	December 31, 2011
Interest Coverage
Adjusted EBITDA (A)	$100,267
Interest expense and preferred dividends (B)	$98,311
Adjusted EBITDA / Interest Expense and Preferred Dividends (A) / (B)	1.0	x

(1) Adjusted EBITDA should be examined in conjunction with net income (loss) as shown in the Consolidated Statements of Operations. Adjusted EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating Adjusted EBITDA may differ from the calculations of similarly-titled measures by other companies. Interest expense, depreciation and amortization and impairment of assets exclude adjustments from discontinued operations of $245, $202, and $43, respectively, for the three months ended December 31, 2011. Interest expense and depreciation and amortization exclude adjustments from discontinued operations of $461 and $369, respectively, for the three months ended December 31, 2010. Interest expense, depreciation and amortization and impairment of assets exclude adjustments from discontinued operations of $1,126, $1,309 and $18 respectively, for the twelve months ended December 31, 2011. Interest expense, depreciation and amortization and impairment of assets exclude adjustments from discontinued operations of $31,632, $9,122, and $6,063, respectively, for the twelve months ended December 31, 2010.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

Three Months Ended
December 31, 2011
OPERATING STATISTICS

Return on Average Common Book Equity
Average total book equity	$1,543,151
Less: Average book value of preferred equity	(506,176)
Average common book equity (A)	$1,036,975

Net income (loss) allocable to common shareholders, HPU holders and Participating Security holders	$(36,424)
Annualized (B)	$(145,696)
Return on Average Common Book Equity (B) / (A)	Neg

Expense Ratio
General and administrative expenses - annualized (C)	$111,848
Average total assets (D)	$7,635,845
Expense Ratio (C) / (D)	1.5%

	As of
	December 31, 2011
Leverage
Book debt, net of unrestricted cash and cash equivalents (E)	$5,480,714

Book equity	$1,573,604
Add: Accumulated depreciation	403,149
Add: General loan loss reserves	73,500
Sum of book equity, accumulated depreciation and general loan loss reserves (F)	$2,050,253
Net Leverage (E) / (F)	2.7	x

Add: Specific loan loss reserves	573,124
Sum of book equity, accumulated depreciation and total loan loss reserves (G)	$2,623,377
Gross Leverage (E) / (G)	2.1	x

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

	As of
	December 31, 2011
UNFUNDED COMMITMENTS

Performance-based commitments	$67,320
Discretionary fundings	128,029
Strategic investments	24,340
Total Unfunded Commitments	$219,689

UNENCUMBERED ASSETS / UNSECURED DEBT

Unencumbered assets (A)	$4,678,966
Unsecured debt (B)	$3,169,411
Unencumbered Assets / Unsecured Debt (A) / (B)	1.5	x

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	As of
	December 31, 2011		December 31, 2010
Carrying value of NPLs /
As a percentage of total carrying value of loans	$771,196	27.1%	$1,351,410	29.6%

NPL asset specific reserves for loan losses /
As a percentage of gross carrying value of NPLs (1)	$557,129	41.9%	$667,779	33.1%

Total reserve for loan losses /
As a percentage of total gross carrying value of loans (1)	$646,624	18.5%	$814,625	15.1%

(1) Gross carrying value represents iStar’s carrying value of loans, gross of loan loss reserves.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF DECEMBER 31, 2011 (1)

Asset Type	Total	% of Total
First Mortgages / Senior Loans	$2,387	34.2%
Net Lease Assets	1,703	24.3%
Real Estate Held for Investment	1,228	17.5%
Other Real Estate Owned	677	9.7%
Mezzanine / Subordinated Debt	547	7.8%
Other Investments	458	6.5%
Total	$7,000	100.0%

Geography	Total	% of Total
West	$1,658	23.7%
Northeast	1,304	18.6%
Southeast	1,052	15.0%
Southwest	847	12.1%
Mid-Atlantic	695	9.9%
Various	545	7.8%
Central	376	5.4%
International	279	4.0%
Northwest	244	3.5%
Total	$7,000	100.0%

Property Type	Performing Loans	Net Lease Assets	NPLs	REHI	OREO	Total	% of Total
Land	$207	$56	$211	$783	$119	$1,376	19.7%
Apartment / Residential	549	—	293	41	403	1,286	18.4%
Retail	357	159	68	154	58	796	11.4%
Office	116	490	37	71	3	717	10.2%
Industrial / R&D	88	478	8	49	1	624	8.9%
Entertainment / Leisure	78	425	80	—	—	583	8.3%
Hotel	353	95	68	42	16	574	8.2%
Mixed Use / Mixed Collateral	239	—	—	88	77	404	5.8%
Other Property Types	176	—	6	—	—	182	2.6%
Other Investments	—	—	—	—	—	458	6.5%
Total	$2,163	$1,703	$771	$1,228	$677	$7,000	100.0%

(1) Based on carrying value of the Company's total investment portfolio, gross of general loan loss reserves.